Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Envestnet, Inc.:
We consent to the incorporation by reference in the registration statement (No 333-235478) on Form S-3ASR, and the registration statements (Nos. 333-169050, 333-181061, 333-204858, and 333-208107) on Form S-8 of Envestnet, Inc. (the Company) of our report dated February 28, 2020, with respect to the consolidated balance sheets of Envestnet, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of Envestnet, Inc.
Our report dated February 28, 2020 refers to a change in the Company’s method of accounting for revenue transactions with customers due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended.
Our report dated February 28, 2020 also refers to a change in the method of accounting for leases due to the adoption of Accounting Standards Update No. 2016-02, Leases, as amended.
Our report dated February 28, 2020 contains an explanatory paragraph that states that on April 1, 2019, the Company acquired certain assets and assumed certain liabilities of the PortfolioCenter business and on May 1, 2019 the Company acquired PIEtech, Inc., (collectively the “Acquired Companies”), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, the Acquired Companies’ internal control over financial reporting associated with total assets of $605,787 thousand and total revenues of $37,020 thousand included in the consolidated financial statements of Envestnet, Inc. and subsidiaries as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of the Acquired Companies.

/s/ KPMG LLP
Chicago, Illinois

February 28, 2020